Exhibit 24

Power of Attorney | Section 16 filings

I, Marcus D. Hudson, hereby appoint and authorize Jude M. Beres, Steven A. Fitzpatrick, Edwin J. Lukas, Courtney C. Crouch III, D. Nicole Lovell, and Katie W. Branscum, together or individually, to prepare, execute, and file (electronically or otherwise), specifically on my behalf as my attorney-in-fact, Form ID, Forms 3, 4 and 5, and any amendments thereto and any forms required to comply with Section 16 of the Securities Exchange Act of 1934, as amended, or similar provisions of securities laws and the rules thereunder (collectively, “Section 16 Forms”), with the Securities and Exchange Commission or any other required public authority or stock exchange regarding my transactions in the stock or securities of Universal Logistics Holdings, Inc., a Michigan corporation (“Universal”).

By signing below, I hereby adopt as my own signature any one or more of the signatures of the individuals set forth above which may appear on such Section 16 Forms filed on my behalf.

This power of attorney shall be in full force and effect on and from the date below written and shall remain in full force and effect until the undersigned is no longer required to file Section 16 Forms with respect to the undersigned’s holdings of and transactions in Universal’s stock or securities or until specifically rescinded.

By execution of this power of attorney I hereby authorize and grant the powers stated herein.

Dated as of this 14th day of April, 2023.

Marcus D. Hudson

/s/ Marcus D. Hudson

STATE OF MICHIGAN )

COUNTY OF OAKLAND )

The foregoing instrument was acknowledged before me in Oakland County, Michigan by electronic notarization means, on April 14, 2023, by Marcus D. Hudson.

/s/ Edwin J. Lukas

Name: Edwin J. Lukas

Notary Public, State of Michigan, County of Wayne

Acting in the County of Oakland

My commission expires July 5, 2027.